Exhibit 99.1

News Release

Commercial Metals Company Announces Closing of Tax-Exempt Bond Financing

with Proceeds of $150.0 Million

IRVING, Texas, February 22, 2022 /PR Newswire/ – Commercial Metals Company (NYSE: CMC) (“CMC”) announced today the closing of the previously announced sale of $145.1 million in original aggregate principal amount of Exempt Facilities Revenue Bonds (Commercial Metals Company Project), Series 2022 (the “Bonds”), issued by the Industrial Development Authority of the County of Maricopa (the “MCIDA”). The sale of the Bonds provided proceeds of $150.0 million, which CMC has borrowed from MCIDA pursuant to a loan agreement, and CMC will use such proceeds to finance a portion of the costs of the construction of its previously announced third micro mill, to be located in Mesa, Arizona.

The Bonds were priced to yield 3.5%, will bear interest at 4.0% per annum and mature in 2047. Pursuant to its agreement with MCIDA, CMC will pay the debt service on the Bonds, including the semiannual interest payments on the outstanding principal of the Bonds, and will repay the principal of the Bonds upon maturity or earlier redemption or repurchase.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, and provide related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the United States and Poland.

SOURCE: Commercial Metals Company